Exhibit 99.1

Greif Reports First Quarter 2022 Results
DELAWARE, Ohio (March 2, 2022) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced first quarter 2022 results.
First Quarter Financial Highlights include (all results compared to the first quarter of 2021 unless otherwise noted):
•Net income of $10.3 million or $0.18 per diluted Class A share decreased compared to net income of $23.4 million or $0.40 per diluted Class A share. Net income, excluding the impact of adjustments(1), of $75.6 million or $1.28 per diluted Class A share increased compared to net income, excluding the impact of adjustments, of $35.9 million or $0.61 per diluted Class A share.
•Adjusted EBITDA(2) of $196.8 million, an increase of $58.3 million compared to Adjusted EBITDA of $138.5 million.
•Net cash provided by operating activities increased by $10.9 million to $22.4 million. Adjusted free cash flow(3) decreased by $7.3 million to a use of $18.8 million.
•Total debt decreased by $242.6 million to $2,296.8 million. Net debt(4) decreased by $260.9 million to $2,177.1 million. The Company’s leverage ratio(5) decreased to 2.39x from 3.79x and from 2.49x at year-end.
Strategic Actions and Announcements
•Completed our planned Chief Executive Officer transition and announced new executive leadership team
•Announced a definitive agreement to divest our 50% equity interest in the Flexible Products & Services joint venture to Gulf Refined Packaging ("the FPS Divestiture") for $123 million, subject to post-closing adjustments. The transaction is expected to close by March 31, 2022
•Redeemed our $500 million 6.5% 2027 senior notes on March 1 with proceeds from our refinanced credit facilities, which were expanded and extended for an additional 5 years and include an ESG-linked feature that ties our borrowing cost to Greif’s EcoVadis rating. The net result is a reduction in Greif’s anticipated annual interest expense of approximately $15 million
•Received a gold medal rating for Corporate Social Responsibility (CSR) performance from EcoVadis, a multinational CSR ratings agency, for the fourth year in a row
•Announced that Investor Day 2022 will be held on June 23, 2022 in New York City

CEO Commentary

“Our team delivered an outstanding first quarter," said Ole Rosgaard, Greif's President and Chief Executive Officer. "Through disciplined operational execution and a sharp focus on the areas within our control, we generated record financial results while navigating the still challenging and volatile operating environment. In addition, we solidified our leverage position and announced the agreement to sell our 50% ownership stake in Flexible Products and Services business for outstanding value. Looking ahead, we are increasing our Fiscal 2022 guidance based on our strong start and positive outlook for the remainder of the year."

(1)    Adjustments that are excluded from net income before adjustments and from earnings per diluted Class A share before adjustments are restructuring charges, integration related costs, non-cash asset impairment charges, non-cash pension settlement charges, incremental COVID-19 costs, net, (gain) loss on disposal of properties, plants, equipment and businesses, net.
(2)     Adjusted EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus depreciation, depletion and amortization expense, plus restructuring charges, plus integration related costs, plus non-cash asset impairment charges, plus non-cash pension settlement charges, plus incremental COVID-19 costs, net, plus (gain) loss on disposal of properties, plants, equipment and businesses, net.
(3)    Adjusted free cash flow is defined as net cash provided by operating activities, less cash paid for purchases of properties, plants and equipment, plus cash paid for integration related costs, plus cash paid for incremental COVID-19 costs, net, plus cash paid for integration related Enterprise Resource Planning (ERP) systems.
(4)    Net debt is defined as total debt less cash and cash equivalents.
(5)    Leverage ratio for the periods indicated is defined as net debt divided by trailing twelve month EBITDA, each as calculated under the terms of the Company's Amended and Restated Credit Agreement dated as of February 11, 2019, filed as Exhibit 10.1 on Form 8-K/A on March 26, 2020 (the "2019 Credit Agreement").
Note: A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release. These non-GAAP financial measures are intended to supplement and should be read together with our financial results. They should not be considered an alternative or substitute for, and should not be considered superior to, our reported financial results. Accordingly, users of this financial information should not place undue reliance on these non-GAAP financial measures.

Customer Service
The Company's consolidated CSI(6) score was 93.7 during the fiscal first quarter and 93.6 on a trailing four quarter basis. Our long term objective is for each business segment to achieve a CSI score of 95.0 or greater.
CSI for the Global Industrial Packaging segment was 94.7, flat to the prior year quarter.
CSI for the Paper Packaging & Services segment was 92.2, 3.9% higher than the prior year quarter.
Segment Results (all results compared to the first quarter of 2021 unless otherwise noted)
Net sales are impacted mainly by the volume of primary products(7) sold, selling prices, product mix and the impact of changes in foreign currencies against the U.S. Dollar. The table below shows the percentage impact of each of these items on net sales for our primary products for the first quarter of 2022 as compared to the prior year quarter for the business segments with manufacturing operations.

Net Sales Impact - Primary Products	Global Industrial Packaging	Paper Packaging & Services
Currency Translation	(4.0)%	—%
Volume	2.4%	1.1%
Selling Prices and Product Mix	47.9%	24.0%
Total Impact of Primary Products	46.3%	25.1%

Global Industrial Packaging
Net sales increased by $289.8 million to $949.1 million. Net sales excluding foreign currency translation increased by $315.2 million primarily due to higher volumes and higher average sales prices.
Gross profit increased by $46.8 million to $177.1 million. The increase in gross profit was primarily due to the same factors that impacted net sales, partially offset by higher raw material costs.
Operating profit decreased by $23.0 million to $31.0 million due to a $62.4 million non-cash impairment charge related to the anticipated FPS Divestiture, offset by the same factors that impacted gross profit. Adjusted EBITDA increased by $34.7 million to $114.2 million primarily due to the same factors that impacted gross profit.
Paper Packaging & Services
Net sales increased by $129.1 million to $610.0 million. Net sales excluding foreign currency translation increased by $128.9 million primarily due to higher volumes and higher published containerboard and boxboard prices.
Gross profit increased by $31.2 million to $110.8 million. The increase in gross profit was primarily due to the same factors that impacted net sales, partially offset by higher raw material, transportation and utility costs.
Operating profit increased by $24.0 million to $38.3 million. Adjusted EBITDA increased by $24.4 million to $80.5 million primarily due to the same factors that impacted gross profit.
Land Management
Net sales decreased by $1.1 million to $5.2 million due to less timber being available for sale as a result of acreage sold in the prior year.
Operating profit increased by $1.0 million to $2.7 million. Adjusted EBITDA decreased by $0.8 million to $2.1 million.
Tax Summary
During the first quarter, the Company recorded an income tax rate of 67.3 percent, which was significantly impacted by the non-deductible nature of the non-cash impairment recorded in the quarter for the anticipated FPS divestiture as well as the mix of jurisdictional income and less positive impact of discrete tax items. The Company’s tax rate excluding the impact of adjustments was 30.7 percent. Note that the application of FIN 18 frequently causes fluctuations in our quarterly effective tax rates. For fiscal 2022, the Company expects its tax rate to range between 28.0 and 32.0 percent and its tax rate excluding adjustments to range between 22.0 and 25.0 percent.
Dividend Summary
On March 1, 2022, the Board of Directors declared quarterly cash dividends of $0.46 per share of Class A Common Stock and $0.69 per share of Class B Common Stock. Dividends are payable on April 1, 2022, to stockholders of record at the close of business on March 17, 2022.
Company Outlook

(in millions, except per share amounts)	Fiscal 2022 Outlook Reported at Q1*
Class A earnings per share before adjustments	$6.30 - $6.90
Adjusted free cash flow	$380 - $440
* This fiscal 2022 outlook excludes contribution from the Flexible Products & Services joint venture after expected divestiture on March 31, 2022.
Note: Fiscal 2022 Class A earnings per share guidance on a GAAP basis is not provided in this release due to the potential for one or more of the following, the timing and magnitude of which we are unable to reliably forecast: restructuring-related activities; integration related costs; non-cash pension settlement charges; non-cash asset impairment charges due to unanticipated changes in the business; gains or losses on the disposal of businesses or properties, plants and equipment, net and the income tax effects of these items and other income tax-related events. No reconciliation of the fiscal 2022 Class A earnings per share before adjustments guidance, a non-GAAP financial measure which excludes restructuring charges, integration costs, non-cash asset impairment charges, non-cash pension settlement charges, (gain) loss on the disposal of properties, plants, equipment and businesses, net, is included in this release because, due to the high variability and difficulty in making accurate forecasts and projections of some of the excluded information, together with some of the excluded information not being ascertainable or accessible, we are unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts. A reconciliation of 2022 adjusted free cash flow guidance to forecasted net cash provided by operating activities, the most directly comparable GAAP financial measure, is included in this release.

(6)    Customer satisfaction index (CSI) tracks a variety of internal metrics designed to enhance the customer experience in dealing with Greif.
(7)    Primary products are manufactured steel, plastic and fibre drums; new and reconditioned intermediate bulk containers; 1&2 loop and 4 loop flexible intermediate bulk containers; linerboard, containerboard, corrugated sheets and corrugated containers; and boxboard and tube and core products.

Conference Call
The Company will host a conference call to discuss first quarter 2022 results on March 3, 2022, at 8:30 a.m. Eastern Time (ET). Participants may access the call using the following online registration link: https://conferencingportals.com/event/BDwosPDa. Registrants will receive a confirmation email containing dial in details and a unique conference call code for entry. Phone lines will open at 8:00 a.m. ET on March 3, 2022. A digital replay of the conference call will be available two hours following the call on the company's web site at http://investor.greif.com. To access the recording, guests can call (800) 770-2030 or (647) 362-9199 and use the conference ID 32605.
Investor Day 2022 Details
Investor Day 2022 will be held on Thursday, June 23, 2022 at Convene at 75 Rockefeller Plaza in New York City. Registration and breakfast will begin at 8AM ET and the event will start at 9AM ET. Greif's President and Chief Executive Officer Ole Rosgaard, Chief Financial Officer Larry Hilsheimer and members of Greif's executive leadership team will provide an overview of the Company; discuss ongoing business performance and the Build to Last strategy; and conduct a forum for questions and answers. A live webcast for the event will also be conducted and details will be provided in June 2022. For additional information or early registration, please contact InvestorDay@greif.com.
Investor Relations contact information
Matt Eichmann, Vice President, Chief Marketing and Sustainability Officer, 740-549-6067. Matt.eichmann@greif.com
Matt Leahy, Vice President, Corporate Development & Investor Relations, 740-549-6158. Matthew.leahy@greif.com
About Greif
Greif is a global leader in industrial packaging products and services and is pursuing its vision: to be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “aspiration,” “objective,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof and similar expressions, among others, identify forward-looking statements. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. The most significant of these risks and uncertainties are described in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021. The Company undertakes no obligation to update or revise any forward-looking statements.
Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those forecasted, projected or anticipated, whether expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) historically, our business has been sensitive to changes in general economic or business conditions, (ii) our global operations subject us to political risks, instability and currency exchange that could adversely affect our results of operations, (iii) the COVID-19 pandemic could continue to impact any combination of our business, financial condition, results of operations and cash flows, (iv) the current and future challenging global economy and disruption and volatility of the financial and credit markets may adversely affect our business, (v) the continuing consolidation of our customer base and suppliers may intensify pricing pressure, (vi) we operate in highly competitive industries, (vii) our business is sensitive to changes in industry demands and customer preferences, (viii) raw material, price fluctuations, global supply chain disruptions and inflation may adversely impact our results of operations, (ix) energy and transportation price fluctuations and shortages may adversely impact our manufacturing operations and costs, (x) the frequency and volume of our timber and timberland sales will impact our financial performance, (xi) we may not successfully implement our business strategies, including achieving our growth objectives, (xii) we may encounter difficulties or liabilities arising from acquisitions or divestitures, (xiii) we may incur additional rationalization costs and there is no guarantee that our efforts to reduce costs will be successful, (xiv) several operations are conducted by joint ventures that we cannot operate solely for our benefit, (xv) certain of the agreements that govern our joint ventures provide our partners with put or call options, (xvi) our ability to attract, develop and retain talented and qualified employees, managers and executives is critical to our success, (xvii) our business may be adversely impacted by work stoppages and other labor relations matters, (xviii) we may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage and general insurance premium and deductible increases, (xix) our business depends on the uninterrupted operations of our facilities, systems and business functions, including our information technology and other business systems, (xx) a security breach of customer, employee, supplier or Company information and data privacy risks and costs of compliance with new regulations may have a material adverse effect on our business, financial condition, results of operations and cash flows, (xxi) we could be subject to changes to our tax rates, the adoption of new U.S. or foreign tax legislation or exposure to additional tax liabilities, (xxii) full realization of our deferred tax assets may be affected by a number of factors, (xxiii) we have a significant amount of goodwill and long-lived assets which, if impaired in the future, would adversely impact our results of operations, (xxiv) our pension and post-retirement plans are underfunded and will require future cash contributions and our required future cash contributions could be higher than we expect, each of which could have a material adverse effect on our financial condition and liquidity, (xxv) legislation/regulation related to environmental and health and safety matters and corporate social responsibility could negatively impact our operations and financial performance, (xxvi) product liability claims and other legal proceedings could adversely affect our operations and financial performance, (xxvii) we may incur fines or penalties, damage to our reputation or other adverse consequences if our employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws, (xxviii) changing climate, global climate change regulations and greenhouse gas effects may adversely affect our operations and financial performance, (xxix) we may be unable to achieve our greenhouse gas emission reduction targets by 2030. The risks described above are not all-inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause our actual results to differ materially from those forecasted, projected or anticipated, see “Risk Factors” in Part I, Item 1A of our most recently filed Form 10-K and our other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	Three months ended January 31,
(in millions, except per share amounts)	2022	2021
Net sales	$1,564.3	$1,146.5
Cost of products sold	1,274.6	934.3
Gross profit	289.7	212.2
Selling, general and administrative expenses	151.6	134.3
Restructuring charges	3.5	3.1
Integration related costs	1.6	2.0
Non-cash asset impairment charges	62.4	1.3
(Gain) loss on disposal of properties, plants and equipment, net	(1.4)	1.6
Gain on disposal of businesses, net	—	(0.1)
Operating profit	72.0	70.0
Interest expense, net	17.1	25.2
Non-cash pension settlement charges	—	8.5
Other income, net	2.0	—
Income before income tax expense and equity earnings of unconsolidated affiliates, net	52.9	36.3
Income tax expense	35.6	6.1
Equity earnings of unconsolidated affiliates, net of tax	(1.3)	(0.7)
Net income	18.6	30.9
Net income attributable to noncontrolling interests	(8.3)	(7.5)
Net income attributable to Greif, Inc.	$10.3	$23.4
Basic earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	$0.17	$0.40
Class B common stock	$0.25	$0.59
Diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	$0.18	$0.40
Class B common stock	$0.25	$0.59
Shares used to calculate basic earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	26.6	26.5
Class B common stock	22.0	22.0
Shares used to calculate diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A common stock	26.8	26.5
Class B common stock	22.0	22.0

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in millions)	January 31, 2022	October 31, 2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$119.7	$124.6
Trade accounts receivable	816.1	889.5
Inventories	488.3	499.2
Other current assets	279.9	150.8
	1,704.0	1,664.1
LONG-TERM ASSETS
Goodwill	1,500.5	1,515.4
Intangible assets	628.0	648.4
Operating lease assets	287.0	289.4
Other long-term assets	190.3	177.3
	2,605.8	2,630.5
PROPERTIES, PLANTS AND EQUIPMENT	1,456.8	1,521.2
	$5,766.6	$5,815.8
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$619.6	$704.5
Short-term borrowings	37.4	50.5
Current portion of long-term debt	120.3	120.3
Current portion of operating lease liabilities	54.3	54.0
Other current liabilities	448.9	384.8
	1,280.5	1,314.1
LONG-TERM LIABILITIES
Long-term debt	2,139.1	2,054.8
Operating lease liabilities	237.0	239.5
Other long-term liabilities	533.6	607.7
	2,909.7	2,902.0
REDEEMABLE NONCONTROLLING INTERESTS	19.1	24.1
EQUITY
Total Greif, Inc. equity	1,493.3	1,514.3
Noncontrolling interests	64.0	61.3
	1,557.3	1,575.6
	$5,766.6	$5,815.8

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Three months ended January 31,
(in millions)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18.6	$30.9
Depreciation, depletion and amortization	59.4	59.3
Asset impairments	62.4	1.3
Pension settlement charges	—	8.5
Other non-cash adjustments to net income	19.2	15.9
Operating working capital changes	(58.1)	(52.6)
Decrease in cash from changes in other assets and liabilities	(79.1)	(51.8)
Net cash provided by operating activities	22.4	11.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of properties, plants and equipment	(44.5)	(27.4)
Purchases of and investments in timber properties	(4.8)	(1.0)
Collections of receivables held in special purpose entities	—	50.9
Payments for issuance of loans receivable	—	(15.0)
Other	3.5	(3.3)
Net cash (used in) provided by investing activities	(45.8)	4.2
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds on long-term debt, net	84.0	40.7
Dividends paid to Greif, Inc. shareholders	(27.2)	(25.9)
Payments for liabilities held in special purpose entities	—	(43.3)
Other	(2.8)	(1.5)
Net cash provided by (used in) financing activities	54.0	(30.0)
Effects of exchange rates on cash	(18.6)	9.8
Net decrease in cash and cash equivalents	12.0	(4.5)
Cash and cash equivalents, beginning of period	124.6	105.9
Cash and cash equivalents, end of period*	$136.6	$101.4
*Ending cash includes $16.9 million of cash presented within held for sale on the Condensed Consolidated Balance Sheet due to the expected FPS Divestiture

GREIF, INC. AND SUBSIDIARY COMPANIES
FINANCIAL HIGHLIGHTS BY SEGMENT
UNAUDITED

	Three months ended January 31,
(in millions)	2022	2021
Net sales:
Global Industrial Packaging	$949.1	$659.3
Paper Packaging & Services	610.0	480.9
Land Management	5.2	6.3
Total net sales	$1,564.3	$1,146.5
Gross profit:
Global Industrial Packaging	$177.1	$130.3
Paper Packaging & Services	110.8	79.6
Land Management	1.8	2.3
Total gross profit	$289.7	$212.2
Operating profit:
Global Industrial Packaging	$31.0	$54.0
Paper Packaging & Services	38.3	14.3
Land Management	2.7	1.7
Total operating profit	$72.0	$70.0
EBITDA(8):
Global Industrial Packaging	$51.0	$75.8
Paper Packaging & Services	76.2	42.9
Land Management	3.5	2.8
Total EBITDA	$130.7	$121.5
Adjusted EBITDA(9):
Global Industrial Packaging	$114.2	$79.5
Paper Packaging & Services	80.5	56.1
Land Management	2.1	2.9
Total Adjusted EBITDA	$196.8	$138.5

(8) EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus depreciation, depletion and amortization. However, because the Company does not calculate net income by segment, this table calculates EBITDA by segment with reference to operating profit by segment, which, as demonstrated in the table of Consolidated EBITDA, is another method to achieve the same result. See the reconciliations in the table of Segment EBITDA.
(9) Adjusted EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus depreciation, depletion and amortization expense, plus restructuring charges, plus integration related costs, plus non-cash asset impairment charges, plus non-cash pension settlement charges, plus incremental COVID-19 costs, net, plus (gain) loss on disposal of properties, plants, equipment and businesses, net.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED ADJUSTED EBITDA
UNAUDITED

	Three months ended January 31,
(in millions)	2022	2021
Net income	$18.6	$30.9
Plus: Interest expense, net	17.1	25.2
Plus: Income tax expense	35.6	6.1
Plus: Depreciation, depletion and amortization expense	59.4	59.3
EBITDA	$130.7	$121.5
Net income	$18.6	$30.9
Plus: Interest expense, net	17.1	25.2
Plus: Income tax expense	35.6	6.1
Plus: Non-cash pension settlement charges	—	8.5
Plus: Other expense, net	2.0	—
Plus: Equity earnings of unconsolidated affiliates, net of tax	(1.3)	(0.7)
Operating profit	$72.0	$70.0
Less: Non-cash pension settlement charges	—	8.5
Less: Other expense, net	2.0	—
Less: Equity earnings of unconsolidated affiliates, net of tax	(1.3)	(0.7)
Plus: Depreciation, depletion and amortization expense	59.4	59.3
EBITDA	$130.7	$121.5
Plus: Restructuring charges	3.5	3.1
Plus: Integration related costs	1.6	2.0
Plus: Non-cash asset impairment charges	62.4	1.3
Plus: Non-cash pension settlement charges	—	8.5
Plus: Incremental COVID-19 costs, net (10)	—	0.6
Plus: (Gain) Loss on disposal of properties, plants, equipment, and businesses, net	(1.4)	1.5
Adjusted EBITDA	$196.8	$138.5

(10) Incremental COVID-19 costs, net includes costs directly attributable to COVID-19 such as costs incurred for incremental cleaning and sanitation efforts and employee safety measures, offset by economic relief received from foreign governments.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT ADJUSTED EBITDA(11)
UNAUDITED

	Three months ended January 31,
(in millions)	2022	2021
Global Industrial Packaging
Operating profit	31.0	54.0
Less: Other expense (income), net	1.9	(0.1)
Less: Equity earnings of unconsolidated affiliates, net of tax	(1.3)	(0.7)
Plus: Depreciation and amortization expense	20.6	21.0
EBITDA	$51.0	$75.8
Plus: Restructuring charges	2.1	2.8
Plus: Non-cash asset impairment charges	62.4	1.3
Plus: Incremental COVID-19 costs, net	—	0.3
Plus: Gain on disposal of properties, plants, equipment and businesses, net	(1.3)	(0.7)
Adjusted EBITDA	$114.2	$79.5
Paper Packaging & Services
Operating profit	38.3	14.3
Less: Non-cash pension settlement charges	—	8.5
Less: Other expense, net	0.1	0.1
Plus: Depreciation and amortization expense	38.0	37.2
EBITDA	$76.2	$42.9
Plus: Restructuring charges	1.4	0.3
Plus: Integration related costs	1.6	2.0
Plus: Non-cash pension settlement charges	—	8.5
Plus: Incremental COVID-19 costs, net	—	0.3
Plus: Loss on disposal of properties, plants, equipment and businesses, net	1.3	2.1
Adjusted EBITDA	$80.5	$56.1
Land Management
Operating profit	2.7	1.7
Plus: Depreciation, depletion and amortization expense	0.8	1.1
EBITDA	$3.5	$2.8
Plus: (Gain) loss on disposal of properties, plants, equipment and businesses, net	(1.4)	0.1
Adjusted EBITDA	$2.1	$2.9
Consolidated EBITDA	$130.7	$121.5
Consolidated Adjusted EBITDA	$196.8	$138.5

(11) Adjusted EBITDA is defined as net income, plus interest expense, net, plus income tax expense, plus depreciation, depletion and amortization expense, plus restructuring charges, plus integration related costs, plus non-cash asset impairment charges, plus non-cash pension settlement charges, plus incremental COVID-19 costs, net, plus (gain) loss on disposal of properties, plants, equipment and businesses, net. However, because the Company does not calculate net income by segment, this table calculates adjusted EBITDA by segment with reference to operating profit by segment, which, as demonstrated in the table of consolidated adjusted EBITDA, is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
ADJUSTED FREE CASH FLOW(12)
UNAUDITED

	Three months ended January 31,
(in millions)	2022	2021
Net cash provided by operating activities	$22.4	$11.5
Cash paid for purchases of properties, plants and equipment	(44.5)	(27.4)
Free cash flow	$(22.1)	$(15.9)
Cash paid for integration related costs	1.6	2.0
Cash paid for incremental COVID-19 costs, net	—	0.6
Cash paid for integration related ERP systems	1.7	1.8
Adjusted free cash flow	$(18.8)	$(11.5)

(12)Adjusted free cash flow is defined as net cash provided by operating activities, less cash paid for purchases of properties, plants and equipment, plus cash paid for integration related costs, plus cash paid for incremental COVID-19 costs, net, plus cash paid for integration related ERP systems.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET INCOME, CLASS A EARNINGS PER SHARE AND TAX RATE BEFORE ADJUSTMENTS
UNAUDITED

(in millions, except for per share amounts)	Income before Income Tax (Benefit) Expense and Equity Earnings of Unconsolidated Affiliates, net	Income Tax (Benefit) Expense	Equity Earnings	Non-Controlling Interest	Net Income (Loss) Attributable to Greif, Inc.	Diluted Class A Earnings Per Share	Tax Rate
Three months ended January 31, 2022	$52.9	$35.6	$(1.3)	$8.3	$10.3	$0.18	67.3%
Restructuring charges	3.5	0.8	—	—	2.7	0.05
Integration related costs	1.6	0.4	—	—	1.2	0.02
Non-cash asset impairment charges	62.4	—	—	—	62.4	1.05
Gain on disposal of properties, plants, equipment and businesses, net	(1.4)	(0.3)	—	(0.1)	(1.0)	(0.02)
Excluding Adjustments	$119.0	$36.5	$(1.3)	$8.2	$75.6	$1.28	30.7%

Three months ended January 31, 2021	$36.3	$6.1	$(0.7)	$7.5	$23.4	$0.40	16.8%
Restructuring charges	3.1	0.8	—	—	2.3	0.04
Integration related costs	2.0	0.5	—	—	1.5	0.03
Non-cash asset impairment charges	1.3	0.4	—	—	0.9	0.02
Non-cash pension settlement charges	8.5	2.1	—	—	6.4	0.09
Incremental COVID-19 costs, net	0.6	0.1	—	0.1	0.4	0.01
Loss on disposal of properties, plants, equipment and businesses, net	1.5	0.5	—	—	1.0	0.02
Excluding Adjustments	$53.3	$10.5	$(0.7)	$7.6	$35.9	$0.61	19.7%

The impact of income tax expense and non-controlling interest on each adjustment is calculated based on tax rates and ownership percentages specific to each applicable entity.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET SALES TO NET SALES EXCLUDING THE IMPACT OF
CURRENCY TRANSLATION
UNAUDITED

	Three months ended January 31,
(in millions)	2022	2021	Increase (Decrease) in Net Sales ($)	Increase (Decrease) in Net Sales (%)
Consolidated
Net Sales	$1,564.3	$1,146.5	$417.8	36.4%
Currency Translation	25.2	N/A
Net Sales Excluding the Impact of Currency Translation	$1,589.5	$1,146.5	$443.0	38.6%
Global Industrial Packaging
Net Sales	$949.1	$659.3	$289.8	44.0%
Currency Translation	25.4	N/A
Net Sales Excluding the Impact of Currency Translation	$974.5	$659.3	$315.2	47.8%
Paper Packaging & Services
Net Sales	$610.0	$480.9	$129.1	26.8%
Currency Translation	(0.2)	N/A
Net Sales Excluding the Impact of Currency Translation	$609.8	$480.9	$128.9	26.8%

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
NET DEBT
UNAUDITED

(in millions)	January 31, 2022	January 31, 2021
Total Debt	$2,296.8	$2,539.4
Cash and cash equivalents	(119.7)	(101.4)
Net Debt	$2,177.1	$2,438.0

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
LEVERAGE RATIO
UNAUDITED

Trailing Twelve Month Credit Agreement EBITDA (in millions)	Trailing Twelve Months Ended 1/31/2022	Trailing Twelve Months Ended 10/31/2021	Trailing Twelve Months Ended 1/31/2021
Net income	$400.9	$413.2	$119.1
Plus: Interest expense, net	84.6	92.7	110.3
Plus: Income tax expense	99.1	69.6	58.0
Plus: Depreciation, depletion and amortization expense	234.5	234.4	240.5
EBITDA	$819.1	$809.9	$527.9
Plus: Restructuring charges	23.5	23.1	38.5
Plus: Integration related costs	8.7	9.1	13.9
Plus: Non-cash asset impairment charges	70.0	8.9	19.7
Plus: Non-cash pension settlement charges	0.6	9.1	8.9
Plus: Incremental COVID-19 costs, net	2.7	3.3	3.2
Plus: (Gain) loss on disposal of properties, plants, equipment, and businesses, net	(6.4)	(3.5)	21.6
Plus: Timberland gains, net	$(95.7)	$(95.7)	$—
Adjusted EBITDA	$822.5	$764.2	$633.7
Credit Agreement adjustments to EBITDA(13)	33.1	33.6	(5.2)
Credit Agreement EBITDA	$855.6	$797.8	$628.5

Adjusted Net Debt (in millions)	For the Period Ended 1/31/2022	For the Period Ended 10/31/2021	For the Period Ended 1/31/2021
Total debt	$2,296.8	$2,225.6	$2,539.4
Cash and cash equivalents	(119.7)	(124.6)	(101.4)
Net debt	$2,177.1	$2,101.0	$2,438.0
Credit Agreement adjustments to debt(14)	(130.7)	(115.9)	(55.2)
Adjusted net debt	$2,046.4	$1,985.1	$2,382.8

Leverage Ratio	2.39x	2.49x	3.79x

(13)Adjustments to EBITDA are specified by the 2019 Credit Agreement and include certain timberland gains, equity earnings of unconsolidated affiliates, net of tax, certain acquisition savings, deferred financing costs, capitalized interest, and other items.

(14)Adjustments to net debt are specified by the 2019 Credit Agreement and include the European accounts receivable program, letters of credit, deferred financing costs, and derivative balances.

GREIF, INC. AND SUBSIDIARY COMPANIES
PROJECTED 2022 GUIDANCE RECONCILIATION
ADJUSTED FREE CASH FLOW
UNAUDITED

	Fiscal 2022 Guidance Range
(in millions)	Scenario 1	Scenario 2
Net cash provided by operating activities	$518.0	$594.0
Cash paid for purchases of properties, plants and equipment	(150.0)	(170.0)
Free cash flow	$368.0	$424.0
Cash paid for integration related costs	6.0	8.0
Cash paid for integration related ERP systems	6.0	8.0
Adjusted free cash flow	$380.0	$440.0